Exhibit 99.1

Kaival Brands Innovations Group, Inc.

FOR IMMEDIATE RELEASE
Release Date: 07/14/21	Contact name: Eric Dusansky
Phone number: (504) 381-4603
Email address: investors@kaivalbrands.com

HEADER: KAIVAL BRANDS (OTCQB: KAVL) IMPLEMENTS REVERSE STOCK SPLIT TO MEET NASDAQ INITIAL LISTING REQUIREMENTS

Grant, FL, July 14, 2021 — Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), the exclusive global distributor of all products manufactured by Bidi Vapor, LLC, has implemented a 1-for-12 reverse split of its common stock, to be effective prior to the opening of the market on Tuesday, July 20, 2021. The reverse stock split was implemented by the Company in support of its application to list on the NASDAQ Capital Market (“NASDAQ”).

On March 25, 2021 the Board of Directors and holders of a majority of the Company’s outstanding shares of common stock approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock at an exchange ratio within a range from 1-for-3 to 1-for-15. As a result of the reverse split at the 1-for-12 ratio, every 12 shares will be exchanged for one share of the common stock.

Niraj “Raj” Patel, Chief Executive Officer of the Company, commented, “We are excited for the new phase of Kaival’s capital markets development as we progress to listing on the NASDAQ. Our Board carefully considered the decision to effect the reverse split of our shares, which is critical for us to list on NASDAQ based on our current stock price. A reverse split is designed as an economically neutral, mathematical event that does not affect the intrinsic value of the Company. While many companies execute reverse splits to avoid being delisted, our reverse split is in fact being done for just the opposite reason: to become qualified to list on the NASDAQ, which we believe will have many benefits for our Company and shareholders.”

The reverse stock split was implemented by the Company in support of its application to list on the NASDAQ Capital Market (“NASDAQ”). The reverse split is intended to increase the per share stock price of the Company’s common stock, in order to meet NASDAQ’s requirement that the Company’s common stock be $4.00 or higher as of the listing date. Prior to listing its common stock on NASDAQ, the Company’s application must be approved. There is no guarantee that the Company’s application will be approved.

The Company does not intend to issue fractional shares in connection with the reverse stock split. In order to avoid fractional shares of common stock, the number of shares issued to each stockholder will be rounded up to the nearest whole number in the event a stockholder would be entitled to receive less than one share of common stock as a result of the split. The reverse split will not affect any holder of the Company’s common stock’s proportionate voting power, and all shares of common stock will remain fully paid and non-assessable.

Shareholders will receive an information statement from Kaival Brands’ transfer agent, Vstock Transfer, LLC, providing details on the process for exchanging their shares of commons stock. Any shareholders with questions may reach the transfer agent at (212) 828-8436.

Bidi Vapor’s founding mission is to provide recreational, non-combusted alternatives to adult cigarette smokers. Both Kaival Brands and Bidi Vapor are vehemently opposed to all illegal underage tobacco use, including ENDS use, by minors. We are committed to preventing youth use of ENDS, responsibly marketing to adult tobacco users 21 and over, working with law abiding retailers and distributors, and complying with all federal and state laws and taxes applicable to the distribution of the BIDI Stick and the BIDI® Pouch including, but not limited to, the Family Smoking Prevention and Tobacco Control Act (“TCA”), the Food, Drug and Cosmetic Act (“FDCA”), and the Prevent All Cigarette Trafficking (“PACT”) Act. We are further committed to developing science to support the continued marketing of our products as appropriate for the protection of the public health, and engaging with state and federal authorities to promote enforcement and the removal of counterfeit, non-compliant and youth-targeting ENDS products from the market.

About Kaival Brands Innovations Group, Inc.

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products manufactured by Bidi Vapor. Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the approval of our application for listing on the Nasdaq Capital Market; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor & Public Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

investors@kaivalbrands.com

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